SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2005

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego CA 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On August 8, 2005, PriceSmart, Inc. (the “Company”) announced it had entered into an agreement to sell its interest in PSMT Philippines, Inc. (“PSMT Philippines”), the Company’s Philippines subsidiary, and resolve all outstanding litigation between the Company and E-Class Corporation (“E-Class”), one of the minority shareholders of PSMT Philippines and its affiliates. The sale is expected to be completed by August 20, 2005, but is subject to a number of conditions.

Under the terms of the agreement, the Company has agreed to transfer its shares in PSMT Philippines to E-Class’ principal William Go in exchange for dismissal of all pending litigation in the Philippines and the San Diego Superior Court, a mutual release of all claims, and agreements by E-Class and Go to indemnify the Company and its officers, directors, stockholders and agents and to hold them harmless from any and all claims arising out of or associated with the following:

•	five ground leases under which PSMT Philippines is a tenant;

•	approximately $6 million of debt borrowed by PSMT Philippines and guaranteed by the Company;

•	any and all lawsuits against PSMT Philippines;

•	any taxes, duties or VAT owed under Philippine law with respect to merchandise previously shipped, imported or cleared by Go, his affiliates or PSMT Philippines;

•	liabilities to PSMT Philippines employees for compensation, benefits and retirement benefits, including any severance obligations;

•	any membership refunds or other liability to members in the event the membership concept is terminated or the business is closed;

•	any claims made against the Company or its officers, directors, stockholders or agents by Go affiliates; or

•	Go’s, E-Class’ or PSMT Philippines’ revival, reinstitution or pursuit of the litigation and claims released pursuant to the agreement.

E-Class and Go also agreed to become directly liable for $9.5 million of debt currently owed by PSMT Philippines to the Company and to accept the business of PSMT Philippines and the Company’s shares in PSMT Philippines on an “as-is” basis, without any representations or warranties about the business of PSMT Philippines or its prospects, assets or liabilities.

The Company has released PSMT Philippines from its obligations with respect to amounts owed to the Company by PSMT Philippines primarily related to past merchandise shipments and has agreed to indemnify PSMT Philippines and its officers, directors, stockholders and agents and to hold them harmless from any claims arising out of previously settled litigation between the Company and its prior Philippines licensee. The Company will have the right, but not the obligation, to continue to make available U.S. exports to PSMT Philippines on a COD basis and will provide information technology services for an agreed-upon period of time. The Company also will allow PSMT Philippines to use for one year the “PriceSmart” name at the four current warehouse clubs in Manila, subject to certain specified conditions.

Completion of the transaction is subject to E-Class’ delivery of proof of dismissals of civil and criminal proceedings pending against the Company and certain of its officers and employees. If E-Class and Go fail to deliver proof of such dismissals or if either of them initiates or pursues litigation against the Company or any of its officers or employees before August 20, E-Class’ shares in PSMT Philippines, which have been deposited into escrow, would be transferred to the Company.

Assuming that the sale is consummated on or prior to August 31, 2005, the Company expects to take a charge to earnings in the Company’s fiscal fourth quarter currently estimated to be $20 million to write-off amounts owed to the Company by PSMT Philippines as well as the write-down of certain assets to expected net realizable value.

Item 8.01.	Other Events

The opening of the Company’s fourth warehouse club in Costa Rica is currently scheduled for mid-November 2005.

Item 9.01.	Financial Statements and Exhibits.

(c) The following exhibit is furnished herewith:

Exhibit No.	Description

99.1	Press release of PriceSmart, Inc. dated August 8, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2005	PRICESMART, INC.

	By:	/s/ JOHN M. HEFFNER
John M. Heffner Chief Financial Officer